Exhibit 10.1

CORNING INCORPORATED

OFFICER SEVERANCE AGREEMENT

This Agreement, dated as of _______________ (the “Effective Date”), is entered into between Corning Incorporated, a corporation organized under the laws of the State of New York (“Corning” or the “Company”), and _______________ (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of an Involuntary Termination (as hereinafter defined) exists and that the  occurrence of an Involuntary Termination can result in significant uncertainties inherent in such a situation; and

WHEREAS, the Company has had both informal and formal practices in this area in the past, and the Board has determined that it is in the best interest of the Company and its stockholders to have clarity over the obligations of the Company to the Executive as a result of an Involuntary Termination.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.    TERM OF AGREEMENT.   This Agreement shall commence as of the Effective Date and shall continue in effect until the December 31st following the Effective Date.  The Agreement shall thereafter annually be automatically extended until December 31 of the next following year unless either the Company but only if the Company acts with respect to all officers of the same class as the Executive with whom it has a substantially similar Agreement or the Executive shall have given written notice to the other that the term of this Agreement shall not be so extended by October 1 of a year; and provided this Agreement shall end if the Executive leaves the employ of the Company for any reason or if the Executive ceases to be an officer of Corning Incorporated or Corning Cable Systems or a “shadow officer” if based outside the United States.  In the event that Executive continues as an active employee of the Company but ceases to be an officer or “shadow officer” of Corning Incorporated or Corning Cable Systems, this Agreement shall become null and void and Executive shall then be eligible for Corning’s standard severance policy provided to other salaried employees upon the expiration of this Agreement.

2.    DEFINITIONS.

a.             ACCRUED COMPENSATION.  For purposes of this Agreement, “Accrued Compensation” shall mean the following amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date: (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) the Executive’s bonus payable for the year in which the Termination Date occurs under the annual Performance Incentive Plan and GoalSharing plans (collectively, the “Bonus Plans”) based on actual performance, pro-rated by multiplying such bonuses by a fraction whose numerator is the number of months the Executive worked in the calendar year in which the Termination Date occurred (counting those months up to the month end that is closest to the Termination Date) and whose denominator is twelv

b.             BASE AMOUNT.  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary at the rate in effect on the Termination Date, including all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

© 2015 Corning Incorporated. All Rights Reserved.

c.             BONUS AMOUNT.  For purposes of this Agreement, in the event that the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at all times in the calendar year of the Termination Date is less than $599,000, “Bonus Amount” shall mean the Executive’s Base Amount times the sum of a) Executive’s target percentage in effect on the Termination Date under the Company’s Performance Incentive Plan, and b) 5% (in lieu of GoalSharing award).

d.             CAUSE.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

 (i)   Conviction of or pleading guilty or no contest (or its equivalent) to a felony or conviction of or pleading guilty or no contest (or its equivalent) to a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);

 (ii)   a material breach of Corning’s Code of Conduct;

 (iii)   gross abdication of his duties as an employee and officer of the Company (other than due to the Executive’s illness or personal family problems), which conduct remains uncured by the Executive for a period of at least 30 days following written notice thereof to the Executive by the Company, in each case as determined in good faith by the Company; or

 (iv)   misappropriation of Company assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company.  For purposes of this Section 2(d), no act or failure to act on the Executive’s part shall be deemed to be a termination for Cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Company.

e.     INVOLUNTARY TERMINATION.  For purposes of this Agreement, an “Involuntary Termination” shall mean that Executive’s employment with the Company is severed by the Company for reasons other than Cause.  For purposes of clarification, an Involuntary Termination does not include the following:

 (i)     a voluntary termination of employment (or resignation) by the Executive for any reason;

 (ii)     the voluntary retirement of the Executive at or after age 55 (or retirement at the eligible age under the terms of a Selective Voluntary Early Retirement Program (SVERP) offered by the Company);

 (iii)     a termination of employment as a result of Disability or death of the Executive;

 (iv)     Executive’s termination of employment as a result of a sale of all or a part of its business (or otherwise where it merges, divides, consolidates or reorganizes) and Executive has the opportunity to continue employment with the buyer (or one of the resulting entities in any merger, division, consolidation or reorganization) with comparable total compensation regardless of whether the job or terms and conditions of employment are the same as applicable during the Executive’s prior employment with Corning and regardless of whether the individual accepts or rejects such employment opportunity; or

 (v)     a termination of employment in connection with a potential or following an actual Change In Control of the Company to the extent Executive has a separate Change In Control agreement with the Company which separately addresses that situation.

f.              COMPANY.  For purposes of this Agreement, “Company” shall include Corning’s “Successors and Assigns” (as hereinafter defined).

© 2015 Corning Incorporated. All Rights Reserved.

g.             DISABILITY.  For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which the Company reasonably believes is expected to impair the Executive’s ability to substantially perform the Executive’s duties with the Company for a period of: (i) one hundred eighty (180) consecutive days; or (ii) 180 days during any twelve (12) month period, and the Executive has not returned to full time employment prior to the Termination Date as stated in the “Notice of Termination”.

h.             NOTICE OF TERMINATION.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment from the Company, which notice indicates the date of the Executive’s Involuntary Termination which shall be the date of the Executive’s involuntary “separation from service”  with the Company within the meaning of Code Section 409A (the “Termination Date”), the benefits to be received by the Executive and any applicable terms and conditions (which shall include a release of all claims and liabilities arising out of Executive’s employment or termination of employment, a non-compete agreement for two (2) years, a non-solicit agreement and an ongoing requirement to protect the Company’s confidential information (such release, non-compete agreement, non-solicit agreement and confidentiality agreement are collectively referred to as the “Release”)).  Notwithstanding any provision in this Agreement to the contrary, Executive shall not be entitled to the benefits set forth in subsections 3(a)(ii), (iv), (vi) and (vii) and the pro-rated bonus in subsection 3(a)(i) unless the Executive executes the Release, and the Release becomes non-revocable within sixty (60) days after the Termination Date.  If the Executive fails to execute the Release and the Release does not become non-revocable within the time period specified in the preceding sentence, the Executive shall forfeit all rights under this Agreement.

i.               SUCCESSORS AND ASSIGNS.  For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

3.    SEVERANCE BENEFITS

a.             If, during the term of this Agreement, an Involuntary Termination occurs, the Executive shall be entitled to the following compensation and benefits (provided that the amounts described in subsections 3(a)(ii), (iv), (vi), (vii) and the pro-rated bonus under the Bonus Plans in subsection 3(a)(i) are subject to the Executive’s execution of the Release and the Release becoming non-revocable within sixty (60) days after the Termination Date):

 (i)    The Company shall pay Executive all Accrued Compensation;

 (ii)    Executive shall receive an amount in accordance with the following:

          •   If the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at all times in the calendar year of the Termination Date is less than $599,000, the Company shall pay Executive two (2) times the sum of (A) the Base Amount, and (B) the Bonus Amount;

          •   If the Executive is the Company’s Chief Executive Officer, the Company shall pay Executive six (6) times the Base Amount;

          •   If the Executive is the Company’s Chief Operating Officer, the Company shall pay Executive four (4) times the Base Amount;

          •   If the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at any time in the calendar year of the Termination Date is equal to or greater than $599,000, the Company shall pay Executive three-and-a-half (3.5) times the Base Amount.

© 2015 Corning Incorporated. All Rights Reserved.

 (iii)   Executive shall receive all vested benefits earned under any Company-sponsored retirement or benefit plan in accordance with the terms of those plans;

 (iv)   Commencing on the Termination Date and continuing for a period that shall not exceed one year, Executive shall be eligible for reasonable comprehensive outplacement assistance up to a maximum benefit of 20% of the Base Amount at the time of termination (but not to exceed $50,000).  The Company shall pay the cost for such assistance, within one year after the date such assistance commences, directly to an outside vendor selected by the Executive and Company;

 (v)   The restrictions on any outstanding equity and other long-term incentive awards, including stock options, restricted stock, incentive stock units and cash performance units, granted to the Executive under the Company’s stock option and other stock incentive plans shall be governed solely by the terms of those specific plans and agreements;

 (vi)   For a number of months equal to twenty-four (24) months (the “Continuation Period”), the Company shall continue on behalf of the Executive and the Executive’s eligible dependents, the medical, dental and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Involuntary Termination or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period.  The coverage and benefits (including deductibles, copays and employee contribution costs) provided in this Section 3(a)(vi) during the Continuation Period shall be no less favorable to the Executive and the Executive’s dependents than coverage provided to other similarly situated active employees of the Company.  The Company’s obligation under this Section 3(a)(vi) shall cease as soon as Executive becomes eligible for another employer’s medical, dental and hospitalization benefits during the Continuation Period;

 (vii)   The Executive may request the Company to purchase the Executive’s principal residence in the Corning, New York area.  Such purchase must take place and be finalized in the calendar year following the year in which the Termination Date occurs.  Such purchase shall be made at the residence’s appraised value at the Termination Date, as determined in accordance with the Company’s standard relocation policies in effect immediately prior to the Termination Date.  The Company’s obligation under this section is solely limited to a purchase of Executive’s principal residence as described above at the appraised value and does not include any other costs that may be associated with Executive’s decision to relocate (e.g., movement of household goods).

b.    The amounts provided for in subsections 3(a)(i) and 3(a)(ii) shall be paid in a single lump sum cash payment within sixty (60) days after the Date of Termination; provided that the bonus described in subsection 2(a)(iv) shall be paid at the time such payments are made for other similarly situated executives who participate in the Bonus Plans and in all instances before the date that is two and one-half (2½) months after the end of the fiscal year to which the bonuses relate.

c.             The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

        d.             Notwithstanding anything to the contrary in this Agreement, to the extent that the total value of all cash and non-cash benefits and payments provided to Executive under Sections 3(a)(ii), 3(a)(iv), and 3(a)(vi) exceeds 2.99 times the sum of (A) the Base Amount, and (B) the annual target bonuses under the Bonus Plans, (this overall 2.99x value being referred to as the “Maximum Amount”), then the payments and benefits provided under this Agreement will be reduced or eliminated dollar-for-dollar as required to ensure that the total value of all such payments and benefits provided under the sections noted above do not exceed the Maximum Amount.   If any reductions are required under this subsection, the Company shall reduce the payment under subsection 3(a)(ii) to the extent so necessary.

© 2015 Corning Incorporated. All Rights Reserved.

4.             EMPLOYMENT TAXES.  All payments made pursuant to this Agreement will be subject to all applicable withholdings of income and employment taxes.

5.        SUCCESSORS; BINDING AGREEMENT.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive’s beneficiaries or legal representatives.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

6.                 NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Senior Vice President, Global Compensation & Benefits, Human Resources and Diversity or the Senior Vice President, Human Resources of the Company.

7.             NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

8.                 NO IMPLIED EMPLOYMENT RIGHTS.  Nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company or be construed to imply that the Executive’s employment is guaranteed for any period of time except as otherwise agreed in a written agreement signed by a duly authorized officer of the Company.

9.             MISCELLANEOUS.  Except as expressly provided herein, no provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

10.           GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

11.           ARBITRATION.  Any dispute or controversy arising under or in connection with the subject matter, the interpretation, the application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in New York City, New York, in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to seek injunctive relief.  THE PARTIES HEREBY WAIVE ANY RIGHT TO JURY TRIAL AS TO ARBITRABLE CLAIMS.

© 2015 Corning Incorporated. All Rights Reserved.

12.           SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.           ENTIRE AGREEMENT.  The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect.  Any and all previous agreements, practices and programs between the Company and the Executive dealing with severance or a Termination of Employment are null and void and given no effect as of the Effective Date.

14.               COORDINATION WITH CHANGE IN CONTROL AGREEMENT.  No amounts or benefits shall be provided to Executive under this Agreement in the event that the Executive becomes entitled to benefits under a separate Change in Control Agreement with the Company which separately addresses payments in that situation.

15.               SECTION 409A.

a.             For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder.  The benefits under this Agreement are intended to either be exempt from the requirements of Section 409A (e.g., the payments under subsections 3(a)(i), (ii) and (vi) are intended to be exempt because they are intended to qualify as “short term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), as “outplacement benefits” under Treasury Regulation Section 1.409A-1(b)(9)(v)(A), and/or as “certain welfare benefits” under Treasury Regulation Section 1.409A-1(a)(5)) or to comply with the requirements of Section 409A, and this Agreement shall be interpreted and administered in accordance with that intent so that no taxes are imposed on the Executive under Section 409A.  If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any reference to “termination of employment” or similar term shall mean “separation from service” as defined under Section 409A.

b.             The Company reserves the right, without the consent of the Executive, to amend this Agreement at any time to comply with Section 409A and the regulations and other authoritative guidance issued thereunder.

c.             The timing of all payments and benefits under this Agreement shall be made consistent with the requirements of Section 409A to the extent that Section 409A is applicable to payments under this Agreement.  Therefore, notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A), any benefit or amount described in this Agreement that is nonqualified deferred compensation within the meaning of Section 409A and that is to be made upon separation from service shall be delayed until the date which is the first day of the seventh month after the date the Executive separates from service (or, if earlier, the date of the Executive’s death), if necessary to avoid any taxes that would otherwise be imposed by Section 409A.

© 2015 Corning Incorporated. All Rights Reserved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Corning Incorporated:

By:

Executive:

© 2015 Corning Incorporated. All Rights Reserved.